Exhibit 99.1

(Formerly Silicon Valley Bancshares)

3003 Tasman Drive Santa Clara, CA 95054

For release at 1:00 P.M. (PDT)	Contact:
October 20, 2005	Lisa Bertolet	Meghan O’Leary
	Investor Relations	Public Relations
	(408) 654-7282	(408) 654-6364

NASDAQ: SIVBE

SVB FINANCIAL GROUP ANNOUNCES SELECTED PRELIMINARY THIRD QUARTER FINANCIAL RESULTS AND UPDATE ON WARRANT ACCOUNTING AND RESTATEMENT PROCESS

Continued Positive Trends in Commercial Banking Business; Company Continuing to Complete Restatement Process Relating to Change in Accounting Treatment for Warrants

SANTA CLARA, Calif. — October 20, 2005 — SVB Financial Group (Nasdaq: SIVBE) announced today selected preliminary financial results for the third quarter of 2005.  As described in further detail below, the Company is currently in the process of changing its accounting treatment for equity warrants held by the Company and restating its consolidated financial statements for certain prior periods, and will not be able to provide complete third quarter financial results until that process is complete.

As previously disclosed, the Company plans to restate its consolidated financial statements for the years 2001, 2002, 2003 and 2004, and the first quarter of 2005 due to a revision in the accounting treatment for its portfolio of unexercised equity warrant securities in privately-held client companies the Company has taken in connection with credit facilities extended to such companies. An equity warrant is a call option issued by a company which entitles the holder to buy a specific number of shares of stock, at a specific price over a specific time period.   The Company is conducting an in depth review of its accounting policies and has implemented some additional technical changes to its accounting practices.  None of these other changes are expected to have a material impact on the Company’s consolidated financial condition or results of operations.  A brief description of this review process and the resulting accounting practice changes is provided at the end of this release under “Accounting Review and Accounting Changes.”

The Company intends to file with the Securities and Exchange Commission amendments to its Annual Report on Form 10-K for the year ended December 31, 2004 and to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, shortly before or simultaneously with the filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.  The Company is working diligently to file such reports as quickly as practicable.

Third Quarter Highlights

This release contains both selected third quarter financial information that is not expected to be impacted by the revised accounting treatment and the planned restatement, and some selected financial information that is expected to be impacted.  Unaffected items are presented along with applicable comparison information for the third quarter, second quarter, the nine-month period ended September 30, 2005 and the comparable 2004 periods.  Where possible, estimates have been provided for items that are expected to be impacted.  In certain instances, these estimates are provided in the form of a range of financial results within which management expects that the final results will fall.  While these estimates are not accompanied by any comparison information and are preliminary in nature and subject to change, the Company currently believes that such estimates are reasonable.

•                                          The Company estimates net interest income to be at least $79.3 million in the third quarter of 2005.

•                                          Quarterly average gross loans at $2.5 billion in the third quarter of 2005 were 8.7 percent higher than in the second quarter of 2005, and represented the highest quarterly average in the Company’s history.

•                                          Client investment fees for the third quarter of 2005 totaled $8.7 million and were $0.9 million higher than fees taken in the second quarter of 2005.

•                                          In the third quarter of 2005, the Company experienced net charge-offs of $3.0 million due to approximately $4.5 million in gross charge-offs and $1.5 million in gross recoveries.  This compares to gross charge-offs of $2.1 million and gross recoveries of $1.9 million in the second quarter of 2005.

•                                          Nonperforming loans (NPLs) were 0.51 percent of total gross loans, a decrease from 0.65 percent in the second quarter of 2005 and from 0.67 percent in the third quarter of 2004. The allowance to cover probable loan losses was at 258.59 percent of NPLs at September 30, 2005, compared to 230.54 percent at June 30, 2005 and 289.23 percent at September 30, 2004.

                                                “Completion of the restatement is, of course, a very high priority for us. We are doing everything in our power to finalize our results and bring this process to a successful conclusion,” said Ken Wilcox, president and CEO of SVB Financial Group. “Although the restatement process is both time-consuming and extremely complex, we have continued to focus successfully on execution of our business strategy, delivering strong results. By offering a diverse and comprehensive set of global financial solutions for companies of all sizes, we continue to grow and strengthen our ongoing relationships with existing clients and to win new ones.”

Selected Third Quarter Financial Results

Average Assets and Deposits

The Company estimates quarterly average assets to be at least $5.3 billion.

Quarterly average gross loan balance increased $198.3 million to $2.5 billion in the third quarter of 2005 from $2.3 billion in the second quarter of 2005. The majority of the increase was in commercial loans.

Quarterly average investment securities for the third quarter of 2005 were $2.1 billion essentially unchanged from the second quarter of 2005 and the third quarter of 2004.

Quarterly average deposit balances increased $104.0 million to $4.2 billion in the third quarter of 2005 from $4.1 billion in the second quarter of 2005. The average noninterest-bearing demand deposit balance per client was $267.7 thousand at September 30, 2005, versus $276.5 thousand at June 30, 2005, and $270.2 thousand at September 30, 2004.

Quarter-End Assets and Deposits

The Company estimates total assets at September 30, 2005 to be at least $5.4 billion.

Period-end total deposits of $4.3 billion at September 30, 2005 decreased $81.0 million from $4.4 billion at June 30, 2005, and increased $254.5 million from $4.0 billion at September 30, 2004.

Net Interest Income

The Company estimates net interest income for the third quarter of 2005 to be at least $79.3 million, compared to net interest income of at least $73.4 million in the second quarter of 2005.

The Company increased it prime lending rate by 25 basis points to 6.50 percent on August 10, 2005.  Prior to quarter end, the rate was increased by another 25 basis points to 6.75 percent on September 21, 2005.  As of September 30, 2005, approximately 74.8 percent, or $2.0 billion of the Company’s outstanding loans, were variable rate loans and would reprice with any increases in the Company’s prime lending rate.

Selected Noninterest Income

Client Investment Fees Income

	For the three months ended			For the nine months ended
(Dollars in millions)	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Client Investment Fees	$8.7	$7.8	$7.0	$23.9	$19.6

Client Investment Funds and Deposits

(Dollars in millions)	At September 30, 2005	At June 30, 2005	At September 30, 2004
Client Investment Funds (1):
Client Directed Investment Assets	$8,419.3	$8,073.9	$7,210.6
Sweep Money Market Funds	1,663.1	1,468.6	1,128.5
Client Investment Assets Under Management	3,740.0	3,445.6	2,338.5
Total Client Investment Funds	13,822.4	12,988.1	10,677.6

Deposits:
Noninterest-Bearing Demand	$2,696.7	$2,728.6	$2,463.8
Negotiable Order of Withdrawal (NOW)	35.6	38.4	22.8
Money Market	1,264.1	1,315.9	1,240.8
Time	295.7	290.2	310.2
Total Deposits	4,292.1	4,373.1	4,037.6

Total Client Investment Funds and Deposits	$18,114.5	$17,361.2	$14,715.2

(1) Client Funds invested through SVB Financial Group, maintained at third party financial institutions.

Average client directed funds in investments, sweep money market products and assets under management increased to $13.4 billion during the third quarter of 2005 from $12.3 billion during the second quarter of 2005.

Noninterest Expense

Certain of the financial results presented below are still subject to final application of changes in accounting policies referenced in this release.  In such instances, the Company has presented an estimate of those results in the form of a range of financial results within which management reasonably expects that the final results will fall.  While these estimates are preliminary in nature and subject to change, the Company currently believes that such estimates are reasonable.

Noninterest expense is expected to be in a range from $61.3 million to $62.4 million in the third quarter of 2005, a decrease of approximately $4.0 million, or 6.0 percent, from the expected range of $65.3 million to $66.4 million in the second quarter of 2005. The decrease in noninterest expense was primarily due to decreases in compensation and benefits of approximately $6.2 million, partially offset by an increase of $0.7 million in professional service fees.  The decrease in compensation and benefits expense was primarily due to a decrease in incentive compensation. Incentive compensation associated with investment banking activities decreased by approximately $2.3 million due to a decrease in the number of successful deals closed. Severance expense also decreased relative to the second quarter. The increase in professional services expense was primarily due to costs associated with the Company’s financial restatement.

Client Warrants and Other Investments

During the third quarter of 2005, the Company exercised 36 warrants and realized $2.2 million in net cash proceeds.  As of September 30, 2005, the Company directly held 1,865 warrants in 1,312 companies and made investments through its managed investment funds, in 321 venture capital funds, 41 companies and 2 venture debt funds.

Credit Quality

NPLs totaled $13.5 million, or 0.51 percent of total gross loans, at September 30, 2005, compared to $15.8 million, or 0.65 percent of gross loans, at June 30, 2005 and $15.0 million, or 0.67 percent at September 30, 2004.  The Company’s allowance for loan losses was $34.9 million, or 1.31 percent, of total gross loans and 258.59 percent of NPLs, at September 30, 2005. This compares to an allowance for loan losses of $36.4 million, or 1.49 percent, of total gross loans and 230.54 percent of NPLs, at June 30, 2005. At September 30, 2004, the allowance for loan losses totaled $43.4 million, or 1.93 percent of total gross loans and 289.23 percent of NPLs.

The Company realized $4.5 million in gross charge-offs and $1.5 million in gross recoveries during the third quarter of 2005.  This compares to gross charge-offs of $2.1 million and gross recoveries of $1.9 million in the second quarter of 2005.

The Company’s allowance for unfunded credit commitments was $16.4 million at September 30, 2005, a $1.3 million or 8.4 percent increase, from the balance at September 30, 2004.

Stock Repurchase Program and Capital Ratios

Under the Company’s Stock Repurchase Program, which was approved by its Board of Directors in May 2003, the Company repurchased 90,000 shares for a total cost of $4.5 million early in the third quarter of 2005 pursuant to a non-discretionary 10b-5-1 plan established during the second quarter.  No shares have been repurchased subsequent to the expiration of the 10b-5-1 plan.  To date the Company has repurchased a total of 6.5 million shares for a total cost of $203.5 million.  Approximately $31.5 million remains available for repurchase under the current approved program.

Both SVB Financial Group’s and Silicon Valley Bank’s capital ratios are expected to be in excess of regulatory guidelines for classification, as a well-capitalized depository institution as of September 30, 2005.

Allowance for Loan and Lease Losses

Prior to the fourth quarter of 2004, the Company aggregated its allowance for loan and lease losses and its allowance for unfunded credit commitments and reflected the aggregate allowance in its Allowance for Loan and Lease Losses (ALLL) balance. Beginning with the fourth quarter of 2004, the Company reflected its allowance for loan losses in its ALLL balance and its allowance for unfunded credit commitments as “Other Liabilities.” These reclassifications were also made to prior periods’ balance sheets to conform to current period’s presentations. Additionally, the Company reclassified expense related to the ALLL to provision for loan and lease losses and expense related to changes in the allowance for unfunded credit commitments into noninterest expense for all periods presented. Such reclassifications had no effect on the Company’s results of operations or stockholders’ equity but have had the effect of lowering the Company’s ALLL to total gross loans and ALLL to nonperforming loans ratios.  See Credit Quality table at the end of this release.

Outlook for Fourth Quarter 2005

The Company is unable to provide at this time earnings per share guidance for the fourth quarter of 2005 due to the pending accounting changes and the restatement. However, the Company expects for the fourth quarter of 2005, two additional Federal Fund rate increases of 25 bps, the total allowance for funded and unfunded commitments to be comparable to the third quarter, and somewhat higher noninterest expense due to higher variable and equity compensation costs than in the third quarter. The Company also expects average loan growth consistent with the second quarter, unchanged deposit balances in the fourth quarter compared to the third quarter, and noninterest income higher than the third quarter. The preceding statements regarding the Company’s expectations of rate increases, commitment allowances, noninterest expense, loan growth, deposit balances and noninterest income for the fourth quarter of 2005 are forward looking statements. Actual results may differ.

Accounting Review and Accounting Changes

As previously disclosed, the decision to change the Company’s accounting for equity its warrant portfolio and to restate its prior consolidated financial statements was made as a result of the Company becoming aware that its accounting for equity warrants should conform to a 2001 interpretation of the Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133) as amended. Accordingly, the Company’s accounting for warrants with net share settlement provisions, received in connection with client credit facilities and other business services is being revised beginning as of the third quarter of 2001. An equity warrant is a call option issued by a company which entitles the holder to buy a specific number of shares of stock, at a specific price over a specific time period.

Under the revised accounting treatment, equity warrants in privately-held companies with net share settlement provisions held by the Company will be recorded at fair value as an asset on the Company’s balance sheet at the time they are issued and marked to fair value for each subsequent reporting period in which they remain outstanding.  Additionally, the grant date fair value of equity warrants obtained in connection with client credit facilities will be recognized in interest income as an adjustment of loan yield as prescribed by SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” over the life of the applicable credit facilities provided by the Company to the client companies issuing such equity warrant securities.  Any changes from the initial fair value on the balance sheet will be recognized in the Company’s net income as a component of non-interest income.

Previously, the Company had recorded these warrant securities on its balance sheet at a nominal value until the date they became marketable, the date of expiration, or the date the issuing company completed an initial public offering or was acquired by a publicly traded company. As of the beginning of the third quarter of 2001, this accounting change will cause the Company to recognize a portion of the fair value of equity warrants with associated outstanding loans as a yield adjustment over the remaining life of the related loans.  In accordance with the implementation provisions of SFAS No. 133, the balance of the fair value of the warrant portfolio will be reported as a cumulative effect of a change in accounting principle.

These changes are expected to increase the Company’s total income for all of the restated periods taken as a whole, although it is possible that income may be somewhat lower in some periods.  They are also expected to increase the Company’s retained earnings in the aggregate, resulting in an increase in total stockholders’ equity.  Neither the accounting changes nor the restatement is expected to have an impact on the Company’s cash flows or cash position.

In addition, in connection with the restatement process, the Company is conducting a review of its accounting policies and has identified additional items that will be modified.  However, none of them are expected to have a material impact on the Company’s consolidated financial condition or results of operations.  An accounting change covers the recognition of revenue at SVB Alliant related to initial engagement fees.  The change will tend to delay the recognition of initial non-refundable retainers as the Company moves from recognizing this revenue based on when it was invoiced to the “completed contract” method of revenue recognition.  This change is not expected to be material to the Company’s consolidated financial statements.

Additionally, in connection with the restatement process, the Company is re-evaluating the application of consolidation accounting for several of the partnerships that the Company has formed or been involved with over the past several years and other related entities, primarily relating to the Company’s activities at SVB Capital and its funds business, under FIN No. 46(R), “Consolidation of Variable Interest Entities”.  Any changes coming from this effort are not expected to materially affect the reported consolidated net income of the Company, either historically or prospectively.  It could, however, cause the Company to “deconsolidate” one or more of the partnerships or entities that the Company currently consolidates and/or potentially consolidate others, thus somewhat reducing certain gross interest income, noninterest income and noninterest expense numbers, as well as certain balance sheet numbers.

The Company is currently evaluating the impact on the expected filing date of its amended Form 10-K and other SEC required reports, due to its review of FIN No. 46(R) accounting and certain other accounting policies.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, the statements made above under “Outlook for Fourth Quarter 2005,” statements concerning the expected impact of the Company’s application of SFAS No. 133 and FIN No. 46(R) to its financial statements, the impact of the changes to the Company’s accounting policies and statements concerning the expected timing of filings by the Company with the Securities and Exchange Commission. Management has in the past and might in the future make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements are statements that are not historical facts. Broadly speaking, forward-looking statements include, without limitation:

•                  projections of the Company’s revenues, income, earnings per share, cash flows, balance sheet, capital expenditures, capital structure or other financial items;

•                  descriptions of strategic initiatives, plans or objectives of management for future operations, including pending acquisitions;

•                  statements about the efficacy of the Company’s strategy;

•                  forecasts of venture capital funding levels;

•                  forecasts of expected levels of provisions for loan losses;

•                  forecasts of future economic performance;

•                  forecasts of future prevailing interest rates;

•                  forecasts of future recoveries on currently held investments;

•                  statements about the estimated impact of accounting changes;

•                  statements about the expected timing of the completion of the restatement process and the filings by the Company with the Securities and Exchange Commission; or

•                  descriptions of assumptions underlying or relating to any of the foregoing.

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” the negative of such words, or comparable terminology. Although management believes that the expectations reflected in these forward-looking statements are reasonable, and it has based these expectations on its beliefs, as well as its assumptions, such expectations may prove to be incorrect. Actual results of operations and financial performance could differ significantly from those expressed in or implied by management’s forward-looking statements.

In this release, the Company makes forward-looking statements discussing the Company’s management’s expectations about the following:

•                  its financial results for the third quarter of 2005;

•                  its restated financial results for prior periods;

•                  future performance;

•                  future market interest rates; and

•                  future economic conditions.

Factors that may cause the fourth quarter 2005 outlook to change include the following:

•                  adjustments needed in the closing process, or other accounting changes, as required by generally accepted accounting principles in the United States of America;

•                  changes in the state of the economy or the markets served by the Company;

•                  changes in credit quality of the Company’s loan portfolio;

•                  changes in interest rates or market levels; and/or

•                  changes in the performance or equity valuation of companies it has invested in.

Due to the changes in accounting treatment and the pending restatement, the Company’s selected preliminary financial results for the quarter are subject to the completion of review by the Company and its independent registered public accounting firm. In addition, the timing and impact of the Company’s expected restatement and completion of its financial statements for the second and third quarters of fiscal 2005 are based on incomplete current information and could prove to be inaccurate if unexpected difficulties are encountered in the process of completing the restatement and completion of such financial statements or if new facts come to light in the course of such process that were not previously anticipated.

For information with respect to factors that could cause actual results to differ from the expectations stated in forward-looking statements, also please see the text under the caption “Factors That May Affect Future Results” included under Item 7A of the Company’s most recently filed Form 10-K for the annual period ended December 31, 2004 and Item 3 of the Company’s most recently filed Form 10-Q for the quarter ended March 31, 2005. The Company urges investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this discussion and analysis. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this release are made only as of the date of this release. The Company does not intend, and undertakes no obligation, to update these forward-looking statements.

Certain reclassifications were made to prior years’ results to conform to 2005 presentations. Such reclassifications had no effect on the Company’s results of operations or stockholders’ equity.

Conference Call

On October 20, 2005, the Company will host a conference call at 2:00 p.m. (PDT) to discuss the third quarter financial results and an update on the restatement process.  The conference call can be accessed by dialing (877) 630-8512 and referencing the passcode “Silicon Valley Bank.”  A listen-only live webcast can be accessed on the Investor Relations page of the Company’s website at www.svb.com.  A digitized replay of this conference call will be available beginning at approximately 4:30 p.m. (PDT), on Thursday, October 20, 2005, through midnight (PDT), on Monday, November 21, 2005, by dialing (866) 475-8047. A replay of the webcast will also be available on www.svb.com for 12 months following the call.

About SVB Financial Group

For more than twenty years, SVB Financial Group, formerly Silicon Valley Bancshares, has been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Headquartered in Santa Clara, Calif., SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer transactions, asset management and a full range of services for private equity companies, as well as the added value of its knowledge and networks worldwide. More information on the Company can be found at www.svb.com.

SVB FINANCIAL GROUP AND SUBSIDIARIES

SELECTED STATEMENT OF INCOME LINE ITEMS

PRELIMINARY INTERIM SELECTED FINANCIAL DATA

(Unaudited)

The following table includes selected line items from the Statements of Income and is not intended to be indicative of complete financial results prepared in accordance with accounting principles generally accepted in the United States of America. Line items, categories and subtotals that have been excluded from this table include: Loan Interest Income; Total Interest Income; Net Interest Income; Provision for/(Recovery of) Loan and Lease Losses, Net Interest Income after Provision for/(Recovery of) Loan and Lease Losses; Corporate Finance Fees, Income from Client Warrants; Investment Gains (losses), Total Noninterest Income; Income Before Minority Interest in Net (Gains)/Losses of Consolidated Affiliates and Income Tax Expense; Income Before Income Tax Expense; Income Tax Expense; Net Income; Earnings Per Common Share- Basic and Diluted.  Selected Financial Data excluded are: Return on Average Assets; Return on Average Equity; and Weighted Average Shares Outstanding – Diluted.

Certain of the financial results customarily presented in the table below are still subject to final application of changes in accounting policies referenced in this release.  In such instances, the Company has presented an estimate of those results in the form of a range of financial results within which management reasonably expects that the final results will fall.  While these estimates are preliminary in nature and subject to change, the Company currently believes that such estimates are reasonable.

	For the three months ended		For the nine months ended
(Dollars in thousands)	September 30, 2005	June 30, 2005	September 30, 2005
Interest Income:
Investment Securities:
Taxable	$21,976	$21,191	$64,141
Non-taxable	872	947	2,842
Federal Funds Sold, Securities Purchased Under Agreement to Resell and Other Short Term Investments (1)	1,584 - 2,284	1,872 - 2,205	6,003 - 7,268

Interest Expense
Deposits	3,141	2,848	8,251
Other Borrowings (1)	1,723 - 1,752	923 - 931	3,437 - 3,478
Total Interest Expense	4,864 - 4,893	3,771 - 3,779	11,688 - 11,729

Noninterest Income:
Client Investment Fees	8,700	7,805	23,901
Letter of Credit and Foreign Exchange Fee Income	5,564	5,240	15,696
Deposit Service Charges	2,435	2,378	7,317
Other	3,365	4,113	10,790

Noninterest Expense:
Compensation and Benefits	38,234	44,463	123,372
Professional Services (1)	5,283 - 6,336	4,503 - 5,653	13,596 - 17,059
Net Occupancy	3,633	4,137	12,350
Furniture and Equipment	3,278	3,300	9,297
Business Development and Travel	2,748	2,702	7,538 - 7,540
Correspondent Bank Fees	1,429	1,475	4,125
Data Processing Services	1,098	952	3,063
Telephone	894	1,061	2,844
(Recovery of)/Provision for unfunded credit commitments	1,508	(1,074)	249
Other (1)	3,211 - 3,263	3,758 -3,761	10,041 - 10,096
Total Noninterest Expense (1)	61,316 - 62,421	65,277 - 66,430	186,475 - 189,995

Minority Interest in Net (Gains)/Losses of Consolidated Affiliates	(1,151) - 0	0 - 372	(338) - 0

Common Shares:
Weighted Average Shares Outstanding – Basic	34,569,281	34,746,205	34,897,037

(1) For all lines where the Company has presented a range of financial results, such ranges are shown to encompass any potential change in consolidation practice, and when combined, such changes will have no material impact on net income. See “Accounting Review and Accounting Changes”.

SVB FINANCIAL GROUP AND SUBSIDIARIES

SELECTED BALANCE SHEET LINE ITEMS

PRELIMINARY INTERIM SELECTED FINANCIAL DATA

(Unaudited)

The following table includes selected line items from the Balance Sheets and is not intended to be indicative of complete financial results prepared in accordance with accounting principles generally accepted in the United States of America. Line items, categories and subtotals that have been excluded from this table include:  Investments – Non-Marketable Securities (Derivatives Fair Value Accounting), Unearned Loan Fee Income; Loans, Net of Unearned Income; Accrued Interest Receivable and Other Assets; Total Assets; Other Liabilities; Total Liabilities; Stockholders’ Equity; Common Stock; Additional Paid-In Capital; Retained Earnings; Unearned Compensation; Accumulated Other Comprehensive Income; Total Stockholders’ Equity; Total Liabilities, Minority Interest and Stockholders’ Equity; Capital Ratios; Total Risk-Based Capital Ratio, Tier 1 Risk-Based Capital Ratio; Tier 1 Leverage Ratio; Book Value Per Share.

Certain of the financial results customarily presented in the table below are still subject to final application of changes in accounting policies referenced in this release.  In such instances, the Company has presented an estimate of those results in the form of a range of financial results within which management reasonably expects that the final results will fall.  While these estimates are preliminary in nature and subject to change, the Company currently believes that such estimates are reasonable.

(Dollars in thousands)	September 30, 2005	June 30, 2005
Assets:
Cash and Due from Banks (1)	$238,280 - 241,263	$254,713 - 259,824
Federal Funds Sold, Securities Purchased Under Agreement to Resell and Other Short Term Investments (1)	167,728 - 177,428	270,671 - 278,421
Investments:
Available-for-Sale Securities (1)	1,935,641 - 1,953,641	2,022,852 - 2,042,852
Other Investment Securities (1)	103,704 - 199,843	98,345 - 182,812

Loans:
Gross Loans	2,658,765	2,444,303
Allowance for Loan Losses	(34,863)	(36,372)
Premises and Equipment, net of Accumulated Depreciation	23,614	19,248
Goodwill	35,639	35,639

Liabilities and Minority Interest:
Liabilities:
Deposits:
Noninterest-Bearing Demand	$2,696,661	$2,728,646
Negotiable Order of Withdrawal (NOW)	35,650	38,446
Money Market	1,264,102	1,315,850
Time	295,726	290,177
Total Deposits	4,292,139	4,373,119

Federal Fund Purchased and Securities Sold Under Agreement to Repurchase	119,164	—
Contingently Convertible Debt	147,413	147,195
Junior Subordinated Debentures	50,216	49,493
Other Borrowings	2,396	11,418

Minority Interest in Capital of Consolidated Affiliates (1)	0 – 109,383	0 - 98,280

Other Period-End Statistics:
Full-Time Equivalent Employees	1,030	1,034
Common Stock Outstanding	35,122,829	35,097,064

(1) For all lines where the Company has presented a range of financial results, such ranges are shown to encompass any potential change in consolidation practice, and when combined, such changes will have no material impact on net income. See “Accounting Review and Accounting Changes”.

SVB FINANCIAL GROUP AND SUBSIDIARIES

SELECTED AVERAGE BALANCE SHEET LINE ITEMS

PRELIMINARY INTERIM SELECTED FINANCIAL DATA

(Unaudited)

The following table includes selected line items from the Average Balance Sheets and is not intended to be indicative of complete financial results prepared in accordance with accounting principles generally accepted in the United States of America. Line items, categories and subtotals that have been excluded from this table include: Unearned Loan Fee Income, Loans; Yields for Loans; Total Loans, Net of Unearned Income; Total Interest Earning Assets; Cash and Due From Banks; Allowance for Loan and Lease Losses; Goodwill; Other Assets; Total Assets; Portion of Noninterest-Bearing Funding Sources; Total Funding Sources; Other Liabilities; Minority Interest in Capital of Consolidated Affiliates, Stockholders’ Equity; Portion Used to Fund Interest-Earning Assets; Total Liabilities, Minority Interest and Stockholders’ Equity; Net Interest Income and Margin; and Average Stockholders’ Equity as a Percentage of Average Asset.

Certain of the financial results customarily presented in the table below are still subject to final application of changes in accounting policies referenced in this release.  In such instances, the Company has presented an estimate of those results in the form of a range of financial results within which management reasonably expects that the final results will fall.  While these estimates are preliminary in nature and subject to change, the Company currently believes that such estimates are reasonable.

	For the three months ended,
	September 30, 2005			June 30, 2005
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate (5)	Average Balance	Interest Income/ Expense	Yield/ Rate (5)
Interest-Earning Assets
Federal Funds Sold, Securities Purchased Under Agreement to Resell, and Other Short Term Investments (1) (2)	$258,000 - 268,827	$2,284	3.38%	$280,000 - 289,546	$2,025	2.81%
Investment Securities: (3)
Taxable	1,974,916	21,976	4.43	1,931,120	21,191	4.40
Non-Taxable (4)	80,624	1,342	6.62	86,194	1,457	6.78
Gross Loans:
Commercial	$2,075,255			$1,872,921
Real Estate Construction and Term	156,940			158,578
Consumer and Other	238,069			240,514
Total Gross Loans	$2,470,264	47,406		$2,272,013	41,590

Funding Sources:
Interest-Bearing Liabilities:
NOW Deposits	$32,973	$33	0.41%	$38,486	$39	0.41%
Regular Money Market Deposits	372,678	739	0.79	427,270	755	0.71
Bonus Money Market Deposits	882,815	1,906	0.86	823,503	1,593	0.78
Time Deposits	288,256	463	0.64	287,115	461	0.64
Federal Fund Purchased and Securities Sold Under Agreement to Repurchase	88,099	802	3.61	7,912	63	3.19
Contingently Convertible Debt	147,286	238	0.64	147,081	235	0.64
Junior Subordinated Debentures	49,508	612	4.90	50,271	554	4.42
Other Borrowings	11,699	100	3.39	10,031	79	3.16
Total Interest-Bearing Liabilities	$1,873,314	$4,893	1.04%	$1,791,669	$3,779	0.85%

Noninterest-Bearing Funding Sources:
Demand Deposits	$2,641,194			$2,537,520

Total Deposits	$4,217,916			$4,113,894

1)              For all lines where the Company has presented a range of financial results, such ranges are shown to encompass any potential change in consolidation practice, and when combined, such changes will have no material impact on net income. See “Accounting Review and Accounting Changes”.

2)              Includes average interest-bearing deposits in other financial institutions of $19.5 million and $21.4 million for the third and second quarter 2005, respectively.

3)              Average noninterest-earning investment securities, primarily marketable and non-marketable equity securities, are excluded from the average investment securities.

4)              Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory income tax rate of 35.0 percent in 2005 and 2004. The tax equivalent adjustments were $470.0 thousand and $510.0 thousand for the third and second quarter 2005, respectively.

5)              Calculated based on upper end of the range presented.

SVB FINANCIAL GROUP AND SUBSIDIARIES

CREDIT QUALITY

PRELIMINARY INTERIM SELECTED FINANCIAL DATA

(Unaudited)

(Dollars in thousands)	September 30, 2005	June 30, 2005	September 30, 2004
Nonperforming Loans:

Loans Past Due 90 Days or More	$—	$—	$30
Nonaccrual Loans	13,482	15,777	14,988
Total Nonperforming Loans (1)	$13,482	$15,777	$15,018

Nonperforming Loans as a Percentage of Total Gross Loans	0.51%	0.65%	0.67%

Allowance for Loan Losses	$34,863	$36,372	$43,436
As a Percentage of Total Gross Loans	1.31%	1.49%	1.93%
As a Percentage of Nonperforming Loans	258.59%	230.54%	289.23%
Allowance For Loan Loss Contingency	$16,437	$14,928	$15,164
Total Gross Loans	$2,658,765	$2,444,303	$2,244,974

(1)                       Nonperforming loans equal nonperforming assets for each respective period.

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